Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
Oct. 25, 2004		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR THIRD QUARTER 2004

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending Sept. 30, 2004, of $16.9 million compared to $19.5 million for the corresponding period of 2003, a reduction of 13.7 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the third quarter 2004 totaled $1.62 compared to $1.87 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.52 percent for the third quarter of 2004, compared to 0.63 percent for the same period of 2003. The annualized return on average equity was 6.34 percent during the current quarter, compared to 7.74 percent for the same period of 2003.

During the third quarter of 2004, healthy growth in net interest income contributed to a $5.2 million or 18.3 percent increase in pre-tax income when compared to the same period of 2003. Net interest income increased as a result of the favorable impact of higher interest-earning assets and an improved net yield. For the third quarter, interest-earning assets increased $567.0 million or 5.2 percent. The net yield on interest-earning assets increased 10 basis points from 3.28 percent in the third quarter of 2003 to 3.38 percent in the third quarter of 2004. However, income tax expense increased $7.8 million, due primarily to findings identified during a routine tax audit.

The provision for loan losses increased $1.6 million or 25.5 percent from the third quarter of 2003 compared to the same period of 2004. The increase in provision for loan losses was attributed to higher net charge-offs during 2004 and new reserves established for loan growth. Net charge-offs were $5.5 million during the third quarter of 2004, compared to $4.0 million during the same period of 2003, a 37.2 percent increase. The ratio of net charge-offs to average loans for the current quarter equaled 0.24 percent compared to 0.20 percent in the third quarter of 2003.

Noninterest expense increased $1.9 million or 1.6 percent during the third quarter of 2004. Expansion of the IronStone Bank franchise contributed to increased salary expense of $1.8 million or 3.5 percent during 2004. Employee benefit expense increased $434,000 or 3.8 percent due to higher pension and health insurance costs. Occupancy expense increased $357,000 or 3.3 percent, the result of higher depreciation cost for new branches.

Noninterest income increased $898,000 or 1.4 percent during the third quarter, the result of improvements in cardholder and merchant services income and higher service charges on deposit accounts, offset by substantially reduced mortgage income. Cardholder and merchant services income increased $2.1 million or 14.3 percent from the third quarter of 2003 due to higher merchant and interchange income. Mortgage income declined $2.9 million or 59.9 percent compared to the third quarter of 2003.

For the nine-month period ending Sept. 30, 2004, net income was $50.1 million, or $4.80 per share, compared to $58.6 million, or $5.60 per share earned during the same period of 2003. Annualized net income for 2004 represents 0.53 percent of average assets compared to 0.64 percent for 2003. The annualized return on average equity was 6.39 percent for the first nine months of 2004, compared to 7.92 percent for the same period of 2003.

Year-to-date net interest income for 2004 increased $15.2 million or 5.7 percent from the same period of 2003. The increase in net interest income was due to the favorable impact of higher interest-earning assets and a slightly improved net yield. For the first nine months of 2004, interest-earning assets increased $483.5 million or 4.4 percent while the net yield on interest-earning assets improved 3 basis points to 3.35 percent.

Noninterest income increased $2.7 million or 1.5 percent during the first nine months of 2004, the result of improved cardholder and merchant services income, service-charge income and higher fees from processing services. These favorable variances were partially offset by significantly lower mortgage income. Noninterest expense increased $15.6 million or 4.5 percent during the first nine months of 2004, the result of higher personnel expenses and occupancy costs.

For the nine-month period ending Sept. 30, the provision for loan losses was $25.7 million and $19.1 million for 2004 and 2003, respectively. The increase in the provision for loan losses resulted from higher levels of net charge-offs. Net charge-offs were $17.2 million and $13.9 million during the respective nine-month periods, an increase of $3.3 million or 24.1 percent during 2004. Year-to-date net charge-offs represent 0.26 percent of average loans outstanding during 2004, compared to 0.24 percent for the same period of 2003.

As of Sept. 30, 2004, First Citizens had total assets of $13.0 billion. First Citizens Bank has 336 branches in North Carolina, Virginia and West Virginia. IronStone Bank has 45 branches in Georgia, Florida, Texas, Arizona, New Mexico, Colorado, California, Oregon and Washington. For more information, visit the First Citizens Web site at firstcitizens.com.

###

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except share data; unaudited)	2004	2003	2004	2003
Interest income	$131,411	$124,887	$379,765	$385,134
Interest expense	33,320	34,573	95,667	116,236

Net interest income	98,091	90,314	284,098	268,898
Provision for loan losses	7,972	6,353	25,736	19,108

Net interest income after provision for loan losses	90,119	83,961	258,362	249,790
Noninterest income	63,634	62,736	188,078	185,335
Noninterest expense	120,381	118,478	360,625	344,999

Income before income taxes	33,372	28,219	85,815	90,126
Income taxes	16,504	8,672	35,744	31,513

Net income	$16,868	$19,547	$50,071	$58,613

Taxable-equivalent net interest income	$98,372	$90,568	$284,946	$269,694

Net income per share	$1.62	$1.87	$4.80	$5.60
Cash dividends per share	0.275	0.275	0.825	0.825

Profitability Information (annualized)
Return on average assets	0.52%	0.63%	0.53%	0.64%
Return on average equity	6.34	7.74	6.39	7.92
Taxable-equivalent net yield on interest-earning assets	3.38	3.28	3.35	3.32

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	September 30 2004	December 31 2003	September 30 2003
Cash and due from banks	$666,482	$790,168	$790,166
Investment securities	2,027,837	2,469,447	2,646,829
Loans	9,150,859	8,326,598	8,026,502
Reserve for loan losses	(127,857)	(119,357)	(117,747)
Other assets	1,301,778	1,093,052	1,041,886

Total assets	$13,019,099	$12,559,908	$12,387,636

Deposits	$11,124,996	$10,711,332	$10,563,135
Other liabilities	826,089	819,271	808,823
Shareholders’ equity	1,068,014	1,029,305	1,015,678

Total liabilities and shareholders’ equity	$13,019,099	$12,559,908	$12,387,636

Book value per share	$102.35	$98.63	$97.32
Tangible book value per share	91.31	87.56	86.95

SELECTED AVERAGE BALANCES

	Three Months Ended September 30		Nine Months Ended September 30
(thousands, except shares outstanding; unaudited)	2004	2003	2004	2003
Total assets	$12,935,674	$12,287,273	$12,723,224	$12,177,404
Investment securities	2,022,450	2,665,203	2,171,462	2,579,562
Loans	9,058,562	7,946,501	8,778,200	7,801,418
Interest-earning assets	11,561,331	10,994,308	11,359,728	10,876,224
Deposits	11,039,247	10,441,989	10,839,790	10,373,902
Interest-bearing liabilities	9,330,244	9,126,076	9,258,712	9,159,017
Shareholders’ equity	$1,057,749	$1,002,524	$1,046,592	$989,046
Shares outstanding	10,434,453	10,436,345	10,435,514	10,457,976

ASSET QUALITY

(dollars in thousands; unaudited)	September 30 2004	December 31 2003	September 30 2003
Nonaccrual loans	$16,062	$18,190	$13,494
Other real estate	7,749	5,949	6,827

Total nonperforming assets	$23,811	$24,139	$20,321

Accruing loans 90 days or more past due	$10,473	$11,492	$11,840
Net charge-offs (year-to-date)	$17,236	17,772	$13,894
Nonperforming assets to gross loans plus other real estate	0.26%	0.29%	0.25%
Reserve for loan losses to gross loans	1.40	1.43	1.47